Exhibit 99.1

Norcraft Companies, L.P. Announces Successful Conclusion

of Consent Solicitation

May 20, 2011 – Eagan, Minnesota – Norcraft Companies, L.P. (“Norcraft”) announced today that it had obtained the requisite majority of consents from the holders of its and Norcraft Finance Corp.’s (“Norcraft Finance”) outstanding 10-1/2% Senior Secured Second Lien Notes due 2015 (the “Notes”) and successfully completed Norcraft’s previously announced consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on May 20, 2011 (the “Expiration Date”). As of the Expiration Date, Norcraft has received consents with respect to approximately $179,993,000 aggregate principal amount representing approximately 99.99% of Notes.

As the consents received are sufficient to amend the indenture governing the Notes (the “Indenture”) and the Intercreditor Agreement (as defined in the Indenture), Norcraft, Norcraft Finance, Norcraft Canada Corporation (“Norcraft Canada”), and U.S. Bank National Association, the trustee under the Indenture, have executed a supplemental indenture (the “Supplemental Indenture”) to the Indenture implementing the proposed amendments to the Indenture described in Norcraft’s Consent Solicitation Statement dated May 16, 2011 (the “Consent Solicitation Statement”) and UBS AG, Stamford Branch, as First Lien Agent, U.S. Bank National Association, as Original Second Lien Agent and as Second Lien Collateral Agent, Norcraft, Norcraft Intermediate Holdings, L.P., Norcraft Finance and Norcraft Canada have executed an amendment to the Intercreditor Agreement implementing the proposed amendments to the Intercreditor Agreement described in the Consent Solicitation Statement.

The amendments permit Norcraft and Norcraft Finance to issue additional Notes under the Indenture in an aggregate principal amount of up to $60.0 million (the “Add-On Notes”) and distribute a portion of the proceeds to Norcraft Holdings, L.P. (“Holdings”) to purchase its 9-3/4% Senior Discount Notes due 2012 (the “Discount Notes”) tendered pursuant to Holdings’ previously announced tender offer and to redeem any remaining outstanding Discount Notes, and make conforming changes to the Indenture and amend the Intercreditor Agreement to designate the Add-On Notes as “Senior Secured Notes” (as defined therein).

The consent solicitation remains conditioned on the receipt by Norcraft of at least $60.0 million in aggregate principal amount of Add-On Notes from a proposed private placement of notes (the “Refinancing Condition”). As the Refinancing Condition has not yet been satisfied, no consent payments will be made by Norcraft at this time.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Norcraft or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Securities LLC is acting as the Solicitation Agent for the consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and Tabulation Agent.

Persons with questions regarding the offer should contact the Solicitation Agent, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the consent solicitation may be directed to the Information and Tabulation Agent, toll-free at (866) 470-4300.

Contact:

Norcraft Companies, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com